Exhibit 10.1
SENTINELONE, INC.
2021 EQUITY INCENTIVE PLAN
GLOBAL NOTICE OF RESTRICTED STOCK UNIT AWARD

You (the “Participant”) have been granted an award of Restricted Stock Units (“RSUs”) under the SentinelOne, Inc. (the “Company”) 2021 Equity Incentive Plan (the “Plan”) subject to the terms and conditions of the Plan, this Global Notice of Restricted Stock Unit Award (this “Notice”), and the attached Global Restricted Stock Unit Award Agreement (the “Agreement”), including any applicable country-specific provisions in the appendix attached hereto (the “Appendix”), which constitutes part of the Agreement.
Unless otherwise defined herein, the terms defined in the Plan will have the same meanings in this Notice and the electronic representation of this Notice established and maintained by the Company or a third party designated by the Company.
Name:
Address:
Grant Number:
Number of RSUs:
Date of Grant:
Vesting Commencement Date:
Expiration Date:    The earlier to occur of: (a) the date on which settlement of all RSUs granted hereunder occurs, and (b) the tenth anniversary of the Date of Grant. This RSU expires earlier if Participant’s Service terminates earlier, as described in the Agreement.
Vesting Schedule:     Subject to the limitations set forth in this Notice, the Plan, and the Agreement, the RSUs will vest in accordance with the following schedule: [insert applicable vesting schedule]
By accepting (whether in writing, electronically or otherwise) the RSUs, Participant acknowledges and agrees to the following:

1)Participant understands that Participant’s Service is for an unspecified duration, can be terminated at any time (i.e., is “at-will”), except where otherwise prohibited by applicable law, and that nothing in this Notice, the Agreement, or the Plan changes the nature of that relationship. Participant acknowledges that the vesting of the RSUs pursuant to this Notice is subject to Participant’s continuing Service. To the extent permitted by applicable law, Participant agrees and acknowledges that the Vesting Schedule may change prospectively in the event that Participant’s Service status changes between full- and part-time and/or in the event the Participant is on a leave of absence, in accordance with Company policies relating to work schedules and vesting of Awards or as determined by the Committee.
2)This grant is made under and governed by the Plan, the Agreement, and this Notice, and this Notice is subject to the terms and conditions of the Agreement and the Plan, both of which are incorporated herein by reference. Participant has read the Notice, the Agreement, and the Plan.
3)Participant has read the Company’s Insider Trading Policy, and agrees to comply with such policy, as it may be amended from time to time, whenever Participant acquires or disposes of the Company’s securities.
4)By accepting the RSUs, Participant consents to electronic delivery and participation as set forth in the Agreement.

PARTICIPANT    SENTINELONE, INC.
Signature:             By:
Print Name:             Its:

SENTINELONE, INC.
2021 EQUITY INCENTIVE PLAN
GLOBAL RESTRICTED STOCK UNIT AWARD AGREEMENT

Unless otherwise defined in this Global Restricted Stock Unit Award Agreement (this “Agreement”), any capitalized terms used herein will have the same meaning ascribed to them in the SentinelOne, Inc. 2021 Equity Incentive Plan (the “Plan”).
Participant has been granted Restricted Stock Units (“RSUs”) subject to the terms, restrictions, and conditions of the Plan, the Notice of Restricted Stock Unit Award (the “Notice”), and this Agreement, including any applicable country-specific provisions in the appendix attached hereto (the “Appendix”), which constitutes part of this Agreement. In the event of a conflict between the terms and conditions of the Plan and the terms and conditions of the Notice or this Agreement, the terms and conditions of the Plan will prevail.
1.Settlement. Settlement of RSUs shall be made in the same calendar year as the applicable date of vesting under the vesting schedule set forth in the Notice; provided, however, that if a vesting date under the vesting schedule set forth in the Notice occurs in December, then settlement of any RSUs that vest in December shall be made within 30 days of vesting. Settlement of RSUs shall be in Shares. Settlement means the delivery to Participant of the Shares vested under the RSUs. No fractional RSUs or rights for fractional Shares will be created pursuant to this Agreement.
2.No Stockholder Rights. Unless and until such time as Shares are issued in settlement of vested RSUs, Participant will have no ownership of the Shares allocated to the RSUs and will have no rights to dividends or to vote such Shares.
3.Dividend Equivalents. Dividend equivalents, if any (whether in cash or Shares), will not be credited to Participant, except as permitted by the Committee.
4.Non-Transferability of RSUs. The RSUs and any interest therein will not be sold, assigned, transferred, pledged, hypothecated, or otherwise disposed of in any manner other than by will or by the laws of descent or distribution or court order or unless otherwise permitted by the Committee on a case-by-case basis.
5.Termination; Leave of Absence; Change in Status. If Participant’s Service terminates for any reason, all unvested RSUs will be forfeited to the Company immediately, and all rights of Participant to such RSUs automatically terminate without payment of any consideration to Participant. Participant’s Service will be considered terminated as of the date Participant is no longer providing services (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any) and will not, subject to the laws applicable to Participant’s Award, be extended by any notice period mandated under local laws (e.g., Service would not include a period of “garden leave” or similar period mandated under employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any). Participant acknowledges and agrees that the Vesting Schedule may change prospectively in the event Participant’s service status changes between full- and part-time status and/or in the event Participant is on an approved leave of absence in accordance the Company’s policies relating to work schedules and vesting of awards or as determined by the Committee. Participant acknowledges that the vesting of the Shares pursuant to this Notice and Agreement is subject to Participant’s continued Service. In case of any dispute as to whether termination of Service has occurred, the Committee will have sole discretion to determine whether such termination of Service has occurred and the effective date of such termination (including whether Participant may still be considered to be providing services while on an approved leave of absence).
6.Taxes.
(a)Responsibility for Taxes. Participant acknowledges that, to the extent permitted by applicable law, regardless of any action taken by the Company or, if different, a Parent, Subsidiary or Affiliate employing or retaining Participant (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to Participant’s participation in the Plan and legally applicable to Participant (“Tax-Related Items”) is and remains Participant’s responsibility and may exceed the amount actually withheld by the Company or the Employer, if any. Participant further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSUs, including, but not limited to, the grant, vesting or settlement of the RSUs and the subsequent sale of Shares acquired pursuant to such settlement and the receipt of any dividends, and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if Participant is subject to Tax-Related Items in more than one jurisdiction, Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction. PARTICIPANT SHOULD CONSULT A TAX ADVISER APPROPRIATELY QUALIFIED IN THE COUNTRY OR COUNTRIES IN WHICH PARTICIPANT RESIDES OR IS SUBJECT TO TAXATION.
(b)Withholding. Prior to any relevant taxable or tax withholding event, to the extent permitted by applicable law and as applicable, Participant agrees to make arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, Participant authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy any withholding obligations for Tax-Related Items by one or a combination of the following:
(i)withholding from Participant’s wages or other cash compensation paid to Participant by the Company and/or the Employer; or
(ii)withholding from proceeds of the sale of Shares acquired upon settlement of the RSUs either through a voluntary sale or through a mandatory sale arranged by the Company (on Participant’s behalf pursuant to this authorization and without further consent);
(iii)withholding Shares to be issued upon settlement of the RSUs, provided the Company only withholds the number of Shares necessary to satisfy no more than the maximum applicable statutory withholding amounts;
(iv)Participant’s payment of a cash amount (including by check representing readily available funds or a wire transfer); or
(v)any other arrangement approved by the Committee and permitted under applicable law;
all under such rules as may be established by the Committee and in compliance with the Company’s Insider Trading Policy and 10b5-1 Trading Plan Policy, if applicable; provided however, that if Participant is a Section 16 officer of the Company under the Exchange Act, then the method of withholding shall be a mandatory sale (unless the Committee (as constituted in accordance with Rule 16b-3 under the Exchange Act) shall establish an alternate method prior to the taxable or withholding event).
Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable statutory withholding rates or other applicable withholding rates, including up to the maximum permissible statutory rate for Participant’s tax jurisdiction(s) in which case Participant will have no entitlement to the equivalent amount in Shares and will receive a refund of any over-withheld amount in cash in accordance with applicable law. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, Participant is deemed to have been issued the full number of Shares subject to the vested RSUs, notwithstanding that a number of the Shares are held back solely for the purpose of satisfying the withholding obligation for Tax-Related Items.
Finally, Participant agrees to pay to the Company and/or the Employer any amount of Tax-Related Items that the Company and/or the Employer may be required to withhold or account for as a result of Participant’s participation in the Plan that cannot be satisfied by the means previously described. The Company has no obligation to deliver Shares or proceeds from the sale of Shares to Participant until Participant has satisfied the obligations in connection with the Tax-Related Items as described in this Section.

7.Nature of Grant. By accepting the RSUs, Participant acknowledges, understands and agrees that:
(a)the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;
(b)the grant of the RSUs is exceptional, voluntary, and occasional, and does not create any contractual or other right to receive future grants of RSUs, or benefits in lieu of RSUs, even if RSUs have been granted in the past;
(c)all decisions with respect to future RSUs or other grants, if any, will be at the sole discretion of the Company;
(d)Participant is voluntarily participating in the Plan;
(e)the RSUs and Participant’s participation in the Plan will not create a right to employment or be interpreted as forming or amending an employment or service contract with the Company or the Employer and will not interfere with the ability of the Company or the Employer, as applicable, to terminate Participant’s employment or service relationship (if any);
(f)the RSUs and the Shares subject to the RSUs, and the income and value of same, are not intended to replace any pension rights or compensation;
(g)the RSUs and the Shares subject to the RSUs, and the income and value of same, are not part of normal or expected compensation for any purpose, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement, or welfare benefits or similar payments;
(h)unless otherwise agreed with the Company, the RSUs, and the Shares subject to the RSUs, and the income and value of same, are not granted as consideration for, or in connection with, the service Participant may provide as a director of a Parent, Subsidiary, or Affiliate;
(i)the future value of the underlying Shares is unknown, indeterminable, and cannot be predicted with certainty;
(j)no claim or entitlement to compensation or damages will arise from forfeiture of the RSUs resulting from Participant’s termination of Service (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any), and in consideration of the grant of the RSUs to which Participant is otherwise not entitled, Participant irrevocably agrees never to institute any claim against the Employer, the Company, and any Parent, Subsidiary or Affiliate; waives his or her ability, if any, to bring any such claim; and releases the Employer, the Company, and any Parent, Subsidiary, or Affiliate from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, Participant will be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claim; and
(k)unless otherwise provided in the Plan or by the Company in its discretion, the RSUs and the benefits evidenced by this Agreement do not create any entitlement to have the RSUs or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any Corporate Transaction affecting the Shares.
8.No Advice Regarding Grant. The Company is not providing any tax, legal, or financial advice, nor is the Company making any recommendations regarding Participant’s participation in the Plan, or Participant’s acquisition or sale of the underlying Shares. Participant acknowledges, understands and agrees he or she should consult with his or her own personal tax, legal, and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

9.Appendix. Notwithstanding any provisions in this Agreement, the RSUs will be subject to any special terms and conditions set forth in any appendix to this Agreement for Participant’s country outside the United States. Moreover, if Participant relocates to one of the countries included in the Appendix, the special terms and conditions for such country will apply to Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this Agreement.
10.Imposition of Other Requirements. The Company reserves the right to impose other requirements on Participant’s participation in the Plan, on the RSUs and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
11.Acknowledgement. The Company and Participant agree that the RSUs are granted under and governed by the Notice, this Agreement, and the Plan (incorporated herein by reference). Participant: (a) acknowledges receipt of a copy of the Plan and the Plan prospectus, (b) represents that Participant has carefully read and is familiar with their provisions, and (c) hereby accepts the RSUs subject to all of the terms and conditions set forth herein and those set forth in the Plan and the Notice.
12.Entire Agreement; Enforcement of Rights. This Agreement, the Plan, and the Notice constitute the entire agreement and understanding of the parties relating to the subject matter herein and supersede all prior discussions between them. Any prior agreements, commitments, or negotiations concerning the purchase of the Shares hereunder are superseded. No adverse modification of or adverse amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the parties to this Agreement (which writing and signing may be electronic). The failure by either party to enforce any rights under this Agreement will not be construed as a waiver of any rights of such party.
13.Compliance with Laws and Regulations. The issuance of Shares and the sale of Shares will be subject to and conditioned upon compliance by the Company and Participant with all applicable state, federal, local and foreign laws and regulations and with all applicable requirements of any stock exchange or automated quotation system on which the Company’s Shares may be listed or quoted at the time of such issuance or transfer. Participant understands that the Company is under no obligation to register or qualify the Common Stock with any state, federal, or foreign securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the Shares. Further, Participant agrees that the Company will have unilateral authority to amend the Plan and this Agreement without Participant’s consent to the extent necessary to comply with securities or other laws applicable to issuance of Shares. Finally, the Shares issued pursuant to this Agreement will be endorsed with appropriate legends, if any, determined by the Company.
14.Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (a) such provision will be excluded from this Agreement, (b) the balance of this Agreement will be interpreted as if such provision were so excluded and (c) the balance of this Agreement will be enforceable in accordance with its terms.
15.Governing Law and Venue. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto will be governed, construed, and interpreted in accordance with the laws of the State of Delaware, without giving effect to such state’s conflict of laws rules.
Any and all disputes relating to, concerning or arising from this Agreement, or relating to, concerning or arising from the relationship between the parties evidenced by the Plan or this Agreement, will be brought and heard exclusively in the United States District Court for the District of Northern California or the San Francisco Superior Court. Each of the parties hereby represents and agrees that such party is subject to the personal jurisdiction of said courts; hereby irrevocably consents to the jurisdiction of such courts in any legal or equitable proceedings related to, concerning, or arising from such dispute, and waives, to the fullest extent permitted by law, any objection which such party may now or hereafter have that the laying of the venue of any legal or equitable proceedings related to, concerning, or arising from such dispute which is brought in such courts is improper or that such proceedings have been brought in an inconvenient forum.
16.No Rights as Employee, Director or Consultant. Nothing in this Agreement shall create a right to employment or other Service or be interpreted as forming or amending an employment, service contract or relationship with the Company and this Agreement shall not affect in any manner whatsoever any right or power of the Company, or a Parent, Subsidiary or Affiliate, to terminate Participant’s Service, for any reason, with or without Cause.
17.Consent to Electronic Delivery of All Plan Documents and Disclosures. By Participant’s acceptance of the Notice (whether in writing or electronically), Participant and the Company agree that the RSUs are granted under and governed by the terms and conditions of the Plan, the Notice, and this Agreement. Participant has reviewed the Plan, the Notice, and this Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Notice and Agreement, and fully understands all provisions of the Plan, the Notice, and this Agreement. Participant hereby agrees to accept as binding, conclusive, and final all decisions or interpretations of the Committee upon any questions relating to the Plan, the Notice, and this Agreement. Participant further agrees to notify the Company upon any change in Participant’s residence address. By acceptance of the RSUs, Participant agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company and consents to the electronic delivery of the Notice, this Agreement, the Plan, account statements, Plan prospectuses required by the U.S. Securities and Exchange Commission, U.S. financial reports of the Company, and all other documents that the Company is required to deliver to its security holders (including, without limitation, annual reports and proxy statements), or other communications or information related to the RSUs and current or future participation in the Plan. Electronic delivery may include the delivery of a link to the Company intranet or the internet site of a third party involved in administering the Plan, the delivery of the document via e-mail, or such other delivery determined at the Company’s discretion. Participant acknowledges that Participant may receive from the Company a paper copy of any documents delivered electronically at no cost if Participant contacts the Company by telephone, through a postal service, or electronic mail to Stock Administration. Participant further acknowledges that Participant will be provided with a paper copy of any documents delivered electronically if electronic delivery fails; similarly, Participant understands that Participant must provide on request to the Company or any designated third party a paper copy of any documents delivered electronically if electronic delivery fails. Also, Participant understands that Participant’s consent may be revoked or changed, including any change in the electronic mail address to which documents are delivered (if Participant has provided an electronic mail address), at any time by notifying the Company of such revised or revoked consent by telephone, postal service, or electronic mail to Stock Administration. Finally, Participant understands that Participant is not required to consent to electronic delivery if local laws prohibit such consent.
18.Insider Trading Restrictions/Market Abuse Laws. Participant acknowledges that, depending on Participant’s country of residence, the broker’s country, or the country in which the Shares are listed, Participant may be subject to insider trading restrictions and/or market abuse laws, which may affect Participant’s ability to, directly or indirectly, acquire or sell the Shares or rights to Shares under the Plan during such times as Participant is considered to have “inside information” regarding the Company (as defined by the laws in or regulations in the applicable jurisdiction). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders Participant placed before possessing the inside information. Furthermore, Participant may be prohibited from (i) disclosing the inside information to any third party, including fellow employees (other than on a “need to know” basis) and (ii) “tipping” third parties or causing them to otherwise buy or sell securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. Participant acknowledges that it is Participant’s responsibility to comply with any applicable restrictions and understands that Participant should consult his or her personal legal advisor on such matters. In addition, Participant acknowledges that he or she read the Company’s Insider Trading Policy, and agrees to comply with such policy, as it may be amended from time to time, whenever Participant acquires or disposes of the Company’s securities.

19.Foreign Asset/Account, Exchange Control and Tax Reporting. Participant may be subject to foreign asset/account, exchange control and/or tax reporting requirements as a result of the acquisition, holding and/or transfer of Shares or cash resulting from his or her participation in the Plan. Participant may be required to report such accounts, assets, the balances therein, the value thereof and/or the transactions related thereto to the applicable authorities in Participant’s country and/or repatriate funds received in connection with the Plan within certain time limits or according to specified procedures. Participant acknowledges that he or she is responsible for ensuring compliance with any applicable foreign asset/account, exchange control and tax reporting requirements and should consult his or her personal legal and tax advisors on such matters.
20.Code Section 409A. For purposes of this Agreement, a termination of employment will be determined consistent with the rules relating to a “separation from service” as defined in Section 409A of the Internal Revenue Code and the regulations thereunder (“Section 409A”). Notwithstanding anything else provided herein, to the extent any payments provided under this Agreement in connection with Participant’s termination of employment constitute deferred compensation subject to Section 409A, and Participant is deemed at the time of such termination of employment to be a “specified employee” under Section 409A, then such payment will not be made or commence until the earlier of (a) the expiration of the six (6) month period measured from Participant’s separation from service to the Employer or the Company, or (b) the date of Participant’s death following such a separation from service; provided, however, that such deferral will only be effected to the extent required to avoid adverse tax treatment to Participant including, without limitation, the additional tax for which Participant would otherwise be liable under Section 409A(a)(1)(B) in the absence of such a deferral. To the extent any payment under this Agreement may be classified as a “short-term deferral” within the meaning of Section 409A, such payment will be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A. Payments pursuant to this section are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.
21.Award Subject to Company Clawback or Recoupment. To the extent permitted by applicable law, the RSUs will be subject to clawback or recoupment pursuant to any compensation clawback or recoupment policy adopted by the Board or required by law during the term of Participant’s employment or other Service that is applicable to Participant. In addition to any other remedies available under such policy and applicable law, the Company may require the cancellation of Participant’s RSUs (whether vested or unvested) and the recoupment of any gains realized with respect to Participant’s RSUs.
BY ACCEPTING THIS AWARD OF RSUS, PARTICIPANT AGREES TO ALL OF THE TERMS AND CONDITIONS DESCRIBED ABOVE AND IN THE PLAN.

APPENDIX
SENTINELONE, INC.
2021 EQUITY INCENTIVE PLAN
GLOBAL RESTRICTED STOCK UNIT AWARD AGREEMENT
PROVISIONS FOR PARTICIPANTS OUTSIDE THE U.S.
Terms and Conditions
At such time as the Committee issues an RSU under the Plan to a Participant who resides and/or works outside of the United States (“U.S.”), the Committee may adopt and include in this Appendix additional terms and conditions that govern such RSU. This Appendix forms part of the Agreement. Any capitalized term used in this Appendix without definition will have the meaning ascribed to it in the Notice, the Agreement or the Plan, as applicable.
If Participant is a citizen or resident of a country, or is considered resident of a country, other than the one in which Participant is currently working, or Participant transfers employment and/or residency between countries after the Date of Grant, the Company will, in its sole discretion, determine to what extent the additional terms and conditions included herein will apply to Participant under these circumstances.
Notifications
This Appendix also includes information relating to exchange control, securities laws, foreign asset/account reporting and other issues of which Participant should be aware with respect to Participant’s participation in the Plan. The information is based on the securities, exchange control, foreign asset/account reporting and other laws in effect in the respective countries as of July 2023. Such laws are complex and change frequently. As a result, Participant should not rely on the information herein as the only source of information relating to the consequences of Participant’s participation in the Plan because the information may be out of date at the time that Participant vests in the RSUs, sells Shares acquired under the Plan or takes any other action in connection with the Plan.
In addition, the information is general in nature and may not apply to Participant’s particular situation, and the Company is not in a position to assure Participant of any particular result. Accordingly, Participant should seek appropriate professional advice as to how the relevant laws in Participant’s country may apply to Participant’s situation. Participant also is encouraged to review the country tax supplements attached to the 2021 Equity Incentive Plan Prospectus available on the Company’s intranet for information about the general tax treatment of the RSUs.
Finally, if Participant is a citizen or resident of a country, or is considered resident of a country, other than the one in which Participant is currently working and/or residing, or Participant transfers employment and/or residency after the Date of Grant, the information contained herein may not apply to Participant in the same manner.
Participant acknowledges that he or she has been advised to seek appropriate professional advice as to how the relevant exchange control and tax laws in Participant’s country may apply to his or her individual situation.

GLOBAL PROVISIONS APPLICABLE TO NON-U.S. PARTICIPANTS
Terms and Conditions
1.Tax Withholding Considerations.
This provision supplements Section 6 of the Agreement:
If Participant is engaged by a third-party professional employer organization (“PEO”), which includes an employer of record, Participant acknowledges and authorizes that the PEO may satisfy any withholding obligations for Tax-Related Items by using any method permitted by the Plan or the Agreement. Further, prior to any relevant taxable or tax withholding event, to the extent permitted by applicable law and as applicable, such Participant agrees to make arrangements satisfactory to the Company or the PEO to satisfy all Tax-Related Items and understands that the ultimate liability for all Tax-Related Items is and remains Participant’s responsibility and may exceed the amount actually withheld by the PEO.
2.Service Provider. Each Participant, including those engaged through a PEO is an individual service provider. A PEO will not be considered a service provider for purposes of the Agreement.
3.Foreign Exchange Considerations. Participant understands and agrees that neither the Company nor any Parent, Subsidiary, or Affiliate shall be liable for any foreign exchange rate fluctuation between Participant’s local currency and the U.S. dollar that may affect the value of the RSU, or of any amounts due to Participant under the Plan or as a result of vesting in the RSUs and/or the subsequent sale of any Shares acquired under the Plan. Participant agrees and acknowledges that he or she will bear any and all risk associated with the exchange or fluctuation of currency associated with his or her participation in the Plan. Participant acknowledges and agrees that he or she may be responsible for reporting inbound transactions or fund transfers that exceed a certain amount. Participant is advised to seek appropriate professional advice as to how the exchange control regulations apply to the RSUs and Participant’s specific situation and understands that the relevant laws and regulations can change frequently and occasionally on a retroactive basis.
4.Suspension of RSU Vesting During Leave of Absence. For all Participants going out on a legally protected leave of absence under applicable local laws, unless otherwise determined by the Committee, Participant’s RSUs will continue to vest for up to six (6) months from the beginning of such leave of absence (unless otherwise required by law). Continued vesting for any legally protected leave of absence extending beyond six months will require written approval from the Company’s Chief People Officer or the Committee.
For non-legally protected leaves, such as personal leave or educational leave, unless otherwise determined by the Committee, the vesting on Participant’s RSUs will be suspended during such leave and will not resume until Participant returns to work within the timeframe approved for such leave. Participants who do not return to work within the timeframe approved for such leave will be deemed to have terminated their employment (unless otherwise required by law), effective on the last day of such approved leave.
5.Data Privacy. Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Participant’s personal data as described in the Agreement and any other RSU grant materials by and among, as applicable, the Company, the Employer, or PEO for the exclusive purpose of implementing, administering and managing Participant’s participation in the Plan.
    Participant understands that the Company, the Employer, and/or PEO, as applicable, may hold certain personal information about Participant, including, but not limited to, Participant’s name, home address, email address and telephone number, date of birth, social insurance number, passport number or other identification number (e.g., resident registration number), salary, nationality, job title, any shares of stock or directorships held in the Company, details of all RSUs or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan.

    Participant understands that Data will be transferred to the Company’s stock plan administrator, E*TRADE Financial Corporate Services, Inc. and its broker, E*TRADE Securities LLC and their affiliates, as applicable, to provide stock plan administration and brokerage services in connection with the Plan (the “Third Parties”) to assist in implementation, administration and management of the Plan, and the Third Parties, together with their successors and assigns, will receive, possess, use and transfer the Data as contemplated hereby. Participant understands that, from time-to-time the Company may replace the Third Parties with alternative service providers and may add other third parties as service providers in connection with the Plan. Participant acknowledges that he or she may access his or her account through E*TRADE and his or her use of the services provided by E*TRADE are subject to the privacy statement located at https://us.etrade.com/l/f/privacy-statement.
    Participant understands that the recipients of Data may be located in the U.S. or elsewhere, and that the recipients’ country may have different data privacy laws and protections than Participant’s country. Participant understands that if he or she resides outside the U.S., he or she may request a list with the names and addresses of any potential recipients of Data by contacting his or her local human resources representative. Participant authorizes the Company and Third-Parties, or such other stock plan service provider as may be designated by the Company from time to time, and any other possible recipients that may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer Data, in electronic or other form, for the sole purpose of implementing, administering and managing his or her participation in the Plan. Participant understands that Data will be held only as long as is necessary to implement, administer and manage Participant’s participation in the Plan. Participant understands if he or she resides outside the U.S., he or she may, at any time, view Data, request information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting his or her local human resources representative. Further, Participant understands that he or she is providing the consents herein on a purely voluntary basis. If Participant does not consent, or if Participant later seeks to revoke his or her consent, his or her employment status or service with the Employer will not be affected; the only consequence of refusing or withdrawing Participant’s consent is that the Company would not be able to grant RSUs or other equity awards to Participant or administer or maintain such awards. Therefore, Participant understands that refusing or withdrawing his or her consent may affect Participant’s ability to participate in the Plan. For more information on the consequences of Participant’s refusal to consent or withdrawal of consent, Participant understands that he or she may contact his or her local human resources representative.
Finally, upon request of the Company, the Employer, or PEO, Participant agrees to provide an executed data privacy consent form (or any other agreements or consents) that the Company, Employer, or PEO may deem necessary to obtain from Participant for the purpose of administering Participant’s participation in the Plan in compliance with the data privacy laws in Participant’s country, either now or in the future. Participant understands and agrees that Participant will not be able to participate in the Plan if Participant fails to provide any such consent or agreement requested by the Company, Employer, and/or PEO.
6.Language. Participant acknowledges that he or she is sufficiently proficient in English to understand the terms and conditions of the Agreement. Furthermore, if Participant has received the Agreement or any other document related to the RSU and/or the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
COUNTRY-SPECIFIC TERMS APPLICABLE TO PARTICIPANTS IN COUNTRIES OTHER THAN THE U.S.
Australia
Terms and Conditions
Data Privacy. Participant acknowledges and agrees that if the Company, any Parent, Subsidiary, or Affiliate discloses any personal information about Participant to a recipient outside of Australia then the Company, any Parent, Subsidiary, or Affiliate will not be: (a) required by law to take steps to ensure that the recipient complied with the Australian Privacy Principles; or (b) responsible for any breaches of the Australian Privacy Principles by the recipient, in respect of that information.
Notifications
The grant of RSUs is made under the new rules promulgated on October 1, 2022, under the Australian Corporations Act 2001 (Cth).
Exchange Controls. Exchange control reporting is required for cash transactions exceeding AUD 10,000 and for international fund transfers. If an Australian bank is assisting with the transaction, the bank will file the report on Participant’s behalf.
Austria
Notifications
Exchange Controls. Participant understands that he or she holds Shares acquired pursuant to the Plan outside of Austria, Participant must submit a report to the Austrian National Bank. An exemption applies if the value of the Shares as of the end of any given calendar year does not exceed €5 million. If this threshold is exceeded, quarterly or annual reporting obligations will be imposed. These rules also apply for the selling of Shares.
If the value of all Participant’s accounts abroad exceeds €10 million, the transfers and balances of all accounts must be reported as of the last day of each month, on or before the 15th day of the following month, on the prescribed form (Meldungen SI-Forderungen und/oder SI-Verpflichtungen).
Belgium
Notifications
Foreign Asset/Account Reporting. Participant is required to report any bank accounts opened and maintained outside Belgium on his or her annual tax return. In a separate report, Participant may be required to provide the National Bank of Belgium with certain details regarding such foreign accounts (including the account number, bank name and country in which any such account was opened).
Canada
Terms and Conditions
Award Payable Only in Shares. The grant of the RSUs does not give Participant any right to receive a cash payment, and the RSUs are payable in Shares only.
French Language Provisions. The following provisions will apply if Participant is a resident of Quebec:
The parties acknowledge that it is their express wish that the Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.
Les parties reconnaissent avoir exigé la redaction en anglais de cette convention (“Agreement”), ainsi que de tous documents exécutés, avis donnés et procedures judiciaries intentées, directement ou indirectement, relativement à la présente convention.
Costa Rica
No country-specific provisions.
Czech Republic
Notifications

Exchange Controls. Upon request of the Czech National Bank (the “CNB”), Participant must report the following to the CNB: foreign direct investments, financial credits from abroad, investment in foreign securities and associated collection and payments (Shares and proceeds from the sale of Shares may be included in this reporting requirement). Even in the absence of a request from the CNB, Participant may need to report foreign direct investments with a value of CZK 2.5 million or more in the aggregate.
Denmark
Terms and Conditions
Labor Law Acknowledgement. By accepting the RSUs, Participant acknowledges that he or she understands and agrees that the RSUs relate to future services to be performed and do not form any part of, and are not, a bonus or compensation for past services.
Stock Option Act. With respect to Danish employees comprised (covered) by the Danish Stock Option Act, the following shall apply:
Participant acknowledges that he or she has received a statement in Danish setting forth the terms of the RSUs, a copy of which is included as ANNEX I to this Appendix.
RSUs are not to be included in the calculation of holiday allowance, severance pay, statutory allowance and compensation, pension and similar payments.
Notifications
Foreign Bank Account Reporting. If Participant establishes an account holding Shares or an account holding cash outside of Denmark, he or she must report the account to the Danish Tax Administration, the form for which can be obtained from a local bank. (Please note that these obligations are separate from and in addition to the obligations described below.)
Exchange Control and Tax Reporting. To the extent permitted by the Company, Participant may hold Shares acquired under the Plan in a safety-deposit account (e.g., brokerage account) with either a Danish bank or with an approved foreign broker or bank. If the Shares are held with a non-Danish broker or bank, Participant is required to inform the Danish Tax Administration about the safety-deposit account. For this purpose, a Danish Participant must file in his or her general tax return information about the Shares no later than the filing deadline for the tax return for the tax year in which the Shares were acquired and placed in a safety deposit account. Further guidance on filing of purchase and sale of securities for Danish tax purposes can be found on the website of the Danish tax administration (https://skat.dk/skat.aspx?oid=2234844 – available in Danish only). If the information is not filed by the applicable deadline, any subsequent loss realized on the shares would generally not be tax deductible. For most participants, the general deadline for filing tax returns is May 1.
France
Terms and Conditions
The following provisions will apply if Participant is a French resident subject to the French mandatory social security regime and an employee of a French entity or a French branch of the Company on the Date of Grant.
French Sub-Plan. The RSUs and underlying Shares shall be subject to the provisions of the Plan and the Sub-Plan for French Participants (the “French Sub-Plan”). To the extent that any term is defined in both the Plan and the French Sub-Plan, for purposes of this grant of a French-qualified RSUs, the definitions in the French Sub-Plan shall prevail.
Designation. The RSUs are intended to qualify for specific tax and social security treatment in France (“French-Qualified RSUs”) and in particular to qualify for the favorable tax and social security treatment in France under Section 80 quaterdecies of the French tax Code, as modified by Article 13 of Bill n°2020-1142 (September 16, 2020) and by Section L.242-1 of French Social Security Code. The Company does not make any undertaking or representation to maintain the qualified status of the RSUs. If the RSUs no longer qualify as French-Qualified RSUs, the favorable tax and social security treatment will not apply, and the French Participant will be required to pay his or her portion of social security contributions resulting from the RSUs (as well as any income tax that is due).
Vesting. This provision supplements the Notice:
Except in the event of the French Participant’s death or Disability (as defined in the French Sub-Plan), to benefit from the favorable tax and social security regime, no vesting shall occur prior to the first anniversary of the Date of Grant, or such other minimum period as required for the vesting period applicable to French-Qualified RSUs under Section L.225-197-1 of the French Commercial Code, as amended, or relevant Sections of the French Tax Code or the French Social Security Code, as amended.
Restriction on Transfer and Sale of Shares. The French Participant may not sell or transfer the Shares issued at vesting of the RSUs prior to the second anniversary of each of the respective Vesting Date, or such other period as is required to comply with the Minimum Holding Period (as defined by the French Sub-Plan).
Notwithstanding the above, the French Participant’s heirs, in the case of Participant’s death, or Participant, in the case of Disability (as defined under the French Sub-Plan), are not subject to this restriction on the sale of Shares. To ensure compliance with these restrictions, the Shares the French Participant receives at vesting of the RSUs will be held with a broker designated by the Company (or according to any procedure implemented by the Company to ensure compliance with the restrictions) until such Shares are sold. These restrictions will apply even after the French Participant is no longer employed by a French entity.
Further, as long as the RSUs and the Shares acquired at vesting of the RSUs maintain their French tax qualified status, the Shares cannot be sold during certain Closed Periods (as defined by the French Sub-Plan), so long as the Closed Periods are applicable to Shares issued pursuant to the French Sub-Plan, and to the extent applicable. Notwithstanding the above, the French Participant’s heirs, in the case of the French Participant’s death, or the French Participant, in the case of Disability, are not subject to the restriction on the sale of Shares during Closed Periods.
Changes in Capitalization. Certain adjustments of Shares may disqualify the RSUs, in which case they may no longer benefit from favorable tax and social security treatment in France.
Language. Any French Participant accepting an award of French-Qualified RSUs under the French Sub-Plan acknowledges in doing so that he or she is proficient in English and that he or she fully understands the terms and conditions thereof, as well as those of the Plan. Le Participant Français reconnait qu’il ou elle maitrise l’anglais et qu’il ou elle comprend entièrement les termes et conditions du Sous Plan ainsi que ceux du Plan.
Germany
Notifications
Exchange Controls. Participant understands that if he or she remits proceeds in excess of €12,500 out of or into Germany, such cross-border payment must be reported monthly to the State Central Bank. In the event that Participant makes or receives a payment in excess of this amount, Participant understands and agrees that he or she is responsible for obtaining the appropriate form from a German bank and complying with applicable reporting requirements. The online filing portal can be accessed at www.bundesbank.de.
India
Terms and Conditions
Exchange Controls and Repatriation Requirement. As a condition of the grant of RSUs, Participant agrees to repatriate any proceeds from the sale of Shares acquired under the Plan or the receipt of dividends to India within 180 days of receipt (assuming Participant holds less than 10% of the Company’s share capital) and convert such amounts to local currency. Participant also must obtain a foreign inward remittance certificate (“FIRC”) from the bank where he or she deposits the foreign currency and maintains the FIRC as evidence of the repatriation of funds in the event the Reserve Bank of India or the Company requests proof of repatriation.
Notifications
Foreign Assets Reporting. Participant must declare foreign bank accounts and any foreign financial assets (including Shares subject to the RSUs held outside India) in his or her annual tax return.
Indonesia
Notifications
Exchange Controls. If Indonesian residents repatriate funds (e.g., proceeds from the sale of Shares) into Indonesia, the Indonesian bank through which the transaction is made will submit a report of the transaction to the Bank of Indonesia. For transactions of USD 10,000 or more, a more detailed description of the transaction must be included in the report and Indonesian residents may be required to provide information about the transaction to the bank in order to complete the transaction.
In addition, if there is a change of position (e.g., sale of Shares) in any foreign assets Participant holds, he or she must report this change to the Bank of Indonesia no later than the 15th day of the month following the change in position.
Ireland
Notifications
Director Reporting Obligation. Participant understands that if he or she is a director, shadow director, or secretary of the Company, Parent, or Subsidiary in Ireland, Participant must notify the Company or Irish subsidiary in writing within five business days of receiving or disposing of an interest in the Company (e.g., RSUs, Shares), or within five business days of becoming aware of the event giving rise to the notification requirement, or within five days of becoming a director or secretary if such an interest exists at the time. This notification requirement also applies with respect to the interests of Participant’s spouse or children under the age of 18 (whose interests will be attributed to Participant if he or she is a director, shadow director, or secretary).
Israel
Terms and Conditions
The following provisions will apply if Participant is an employee of an Israeli resident subsidiary of the Company on the Date of Grant.
Israeli Sub-Plan. The RSUs and underlying Shares shall be subject to the provisions of the Plan and the Sub-Plan for Israeli Participants (the “Israel Sub-Plan”). The terms used herein shall have the meaning ascribed to them in the Plan and the Israel Sub-Plan.
Designation. The RSUs are intended to be subject to the trustee capital gain route of Section 102 of the Israeli Tax Ordinance [New Version] 1961 (“Section 102” and “Capital Gains Route”), subject to compliance with the requirements under Section 102 and any rules or regulations thereunder, including the execution of the Agreement and the required declarations. However, in the event the RSUs do not meet the requirements of Section 102, such RSUs and the underlying Shares shall not qualify for the favorable tax treatment under the Capital Gains Route. The Company makes no representations or guarantees that the RSUs will qualify for favorable tax treatment and will not be liable or responsible if favorable tax treatment is not available under Section 102.
The Trustee. The RSUs and the Shares issued upon vesting and/or any additional rights, including without limitation any right to receive any dividends or any shares received as a result of an adjustment made under the Plan, that may be granted in connection with the RSUs (the “Additional Rights”) shall be issued to or controlled by the Trustee for Participant’s benefit under the provisions of the Capital Gains Route for at least the period stated in Section 102 or any other period of time determined by the Israel Tax Authority (“ITA”). In accordance with the requirements of Section 102 and the Capital Gains Route, Participant shall not sell nor transfer from the Trustee the Shares or Additional Rights until the end of the period required under Section 102 or any shorter period determined by the ITA (the “Holding Period”). Notwithstanding the above, if any such sale or transfer occurs before the end of the Holding Period, the sanctions under Section 102 shall apply and shall be borne by Participant.
Taxes. Tax shall not generally be due upon vesting but upon sale or release of the Shares from the Trustee. Any and all taxes due in relation to the RSUs and Shares, shall be borne solely by Participant and in the event of death, by Participant’s heirs. The Company, Participant’s employer and/or the Trustee shall withhold taxes according to the requirements under the applicable laws, the rules, and regulations, including withholding taxes at source. Furthermore, Participant hereby agrees to indemnify the Company, Participant’s employer and/or the Trustee and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to Participant. The Company, Participant’s employer and/or the Trustee, to the extent permitted by law, shall have the right to deduct from any payment otherwise due to Participant, or from proceeds of the sale of any Shares, an amount equal to any Taxes required by law to be withheld with respect to such Shares. Participant will pay to the Company, Participant’s employer or the Trustee any amount of taxes that the Company, Participant’s employer or the Trustee may be required to withhold with respect to any Shares that cannot be satisfied by the means previously described. The Company may refuse to deliver any Shares if Participant fails to comply with Participant’s obligations in connection with the taxes as described in this section. Any fees associated with any vesting, sale, transfer or any act in relation to the RSUs and the Shares, shall be borne by Participant. The Trustee and/or the Company, Participant’s employer shall be entitled to withhold or deduct such fees from payments otherwise due to/from the Company, Participant’s employer or the Trustee.
Securities Law Exemption. An exemption from the requirement to file a prospectus with respect to the Plan and the RSUs will be obtained by the Company from the Israeli Securities Authority. Copies of the Plan and Form S-8 registration statement for the Plan filed with the U.S. Securities and Exchange Commission are available free of charge upon request from Participant’s local human resources department.
Acknowledgements. In addition to section 11 above, by accepting the RSUs Participant hereby understands, acknowledges, agrees as follows: (i) Participant is familiar with the provisions of Section 102 and the regulations and rules promulgated thereunder, including without limitations the provisions of the tax route applicable to Participant’s RSUs and agrees to comply with such provisions, as amended from time to time, provided that if such terms are not met, the specific tax route may not apply; (ii) Participant accepts the provisions of the trust agreement signed between the Company and the Trustee, and agrees to be bound by its terms; (iii) Participant acknowledge that selling the Shares or releasing the Shares from the control of the Trustee prior to the termination of the Holding Period constitutes a violation of the terms of Section 102 and agrees to bear the relevant sanctions; (iv) Participant authorizes the Company to provide the third party share plan administrator nominated by the Company and the Trustee with any information required for the purpose of administering the Plan including executing their obligations according to Section 102, the trust deed and the trust agreement, including without limitation information about Participant’s RSUs, Shares, income tax rates, salary bank account, contact details and identification number and acknowledges that the information might be shared with an administrator who is located outside of Israel, where the level of protection of personal data is different than in Israel.
Italy
Terms and Conditions
Participant’s Authorization to Release and Transfer Necessary Personal Information.
The following supplements Section 5 of this Appendix:
Participant understands that Data will be held only as long as is required by law or as necessary to implement, administer and manage Participant’s participation in the Plan and employee compensation or for compliance or financial reporting purposes. Participant understands that pursuant to Chapter III of Regulation (EU) 2016/679, Participant has rights, including but not limited to, the right to access, delete, update, request the rectification of Participant’s Data and cease the Data processing and to object, in whole or in part, on legitimate grounds, to the processing of Participant’s Data, even though they are relevant to the purpose of collection. Furthermore, Participant is aware that Participant’s Data will not be used for direct marketing purposes. In addition, the Data provided can be reviewed and questions or complaints can be addressed by contacting a local HR representative. If Participant requests that the Company cease processing Participant’s personal data, Participant must do so by writing to the Company’s Equity Team at 444 Castro St., Suite 400, Mountain View, CA 94041, U.S. or via email at stockadmin@sentinelone.com. If Participant requests that the Company cease processing Participant’s Data, the Company will not be able to administer this award. Accordingly, if Participant requests that the Company cease processing Participant’s Data, this RSU will be cancelled when Participant’s withdrawal is received.
Furthermore, having read and understood the information given on the processing of the Data and being acquainted of the rights set forth in Chapter III of Regulation (EU) 2016/679, Participant acknowledges the processing of any Data as reported in the Plan and the Agreement, and further acknowledges the transfer of Data, even sensitive data, in foreign Countries outside the European Union.
Governing Law and Plan Document Acknowledgment. By participating in the Plan, Participant acknowledges that he or she has received a copy of the Plan and the Agreement and has reviewed the Plan and the Agreement, in their entirety and fully understands and accept all provisions of the Plan and the Agreement. Participant understands that the Plan and his or her participation in the Plan is governed by the Governing Law as set forth in Section 15 of the Agreement.
Notifications
Exchange Controls. Participant is required to report in his or her annual tax return any investments (including Shares acquired under the Plan) held outside of Italy. Bank accounts held abroad exceeding in the year the value of €15,000 or the euro equivalent (e.g., bank accounts where proceeds from the sale of Shares acquired under the Plan are deposited) also shall be reported.
Japan
Notifications
Foreign Asset/Account Reporting. Participant understands that if he or she acquires Shares valued at more than ¥100 million in a single transaction, he or she must file a Report Concerning Acquisition or Transfer of Securities (shoken no shutoku mataha joto ni kansuru hokokusho) with the Ministry of Finance through the Bank of Japan within 20 days of the acquisition of the Shares. In addition, Participant understands that he or she may be required to file a Report on Overseas Assets (kokugai zaisan chosho) in respect of any assets (including Shares acquired at RSU vesting) held outside Japan as of December 31, to the extent such assets have a total net fair market value exceeding ¥50 million.
Jordan
No country-specific provisions.
Malaysia
Terms and Conditions
Data Privacy. Below is a translation of Section 5 of this Appendix into Bahasa Malaysia for Participant’s reference:
Privasi Data. Peserta dengan ini secara eksplisit dan jelas bersetuju dengan pengumpulan, penggunaan dan pemindahan, dalam bentuk elektronik atau lain-lain, data peribadi Peserta seperti yang diterangkan dalam Perjanjian dan mana-mana bahan geran RSU lain oleh dan di kalangan, yang berkenaan, Syarikat, Majikan atau PEO untuk tujuan eksklusif untuk melaksanakan, mentadbir dan mengurus penyertaan Peserta dalam Pelan.

Peserta memahami bahawa Syarikat, Majikan dan/atau PEO, sebagaimana yang berkenaan, mungkin menyimpan maklumat peribadi tertentu tentang Peserta, termasuk, tetapi tidak terhad kepada, nama Peserta, alamat rumah, alamat e-mel dan nombor telefon, tarikh lahir, insurans sosial nombor, nombor pasport atau nombor pengenalan lain (cth, nombor pendaftaran pemastautin), gaji, kewarganegaraan, jawatan, sebarang saham saham atau jawatan pengarah yang dipegang dalam Syarikat, butiran semua RSU atau apa-apa kelayakan lain untuk saham saham yang diberikan, dibatalkan, dilaksanakan, diberi hak, tidak diberi hak atau tertunggak bagi pihak Peserta (“Data”), untuk tujuan eksklusif untuk melaksanakan, mentadbir dan mengurus Pelan.
    Peserta memahami bahawa Data akan dipindahkan ke perkhidmatan pengurusan jadual permodalan Syarikat, eShares, Inc. dba Carta, Inc. (“Carta, Inc.”) atau brokernya, E*TRADE Financial dan sekutunya, sebagaimana yang berkenaan, untuk menyediakan bahagian perkhidmatan pentadbiran dan pembrokeran berkaitan Pelan (“Pihak Ketiga”) untuk membantu dalam pelaksanaan, pentadbiran dan pengurusan Pelan, dan Pihak Ketiga, bersama-sama dengan pengganti dan penerima serah hak mereka, akan menerima, memiliki, menggunakan dan memindahkan Data sebagaimana yang dimaksudkan dengan ini. Peserta memahami bahawa, dari semasa ke semasa Syarikat boleh menggantikan Pihak Ketiga dengan penyedia perkhidmatan alternatif dan boleh menambah pihak ketiga lain sebagai penyedia perkhidmatan berkaitan dengan Pelan. Peserta mengakui bahawa dia boleh mengakses akaunnya melalui Carta, Inc. dan penggunaan perkhidmatan yang disediakan oleh Carta, Inc. adalah tertakluk kepada dasar privasi yang terdapat di https://carta.com/privacy-policy/. Peserta selanjutnya mengakui bahawa dia akan diminta untuk mengaktifkan akaunnya melalui E*TRADE dan penggunaan perkhidmatan pembrokeran olehnya adalah tertakluk kepada kenyataan privasi E*TRADE yang terdapat di https://us.etrade.com/l/f/privacy-statement.
Peserta memahami bahawa penerima Data mungkin berada di A.S. atau di tempat lain, dan negara penerima mungkin mempunyai undang-undang dan perlindungan privasi data yang berbeza daripada negara Peserta. Peserta memahami bahawa jika dia tinggal di luar A.S., dia boleh meminta senarai dengan nama dan alamat mana-mana bakal penerima Data dengan menghubungi wakil sumber manusia tempatannya. Peserta memberi kuasa kepada Syarikat dan Pihak Ketiga, atau pembekal perkhidmatan pelan saham lain yang mungkin ditetapkan oleh Syarikat dari semasa ke semasa, dan mana-mana penerima lain yang mungkin membantu Syarikat (pada masa ini atau pada masa hadapan) dengan melaksanakan, mentadbir dan menguruskan Pelan untuk menerima, memiliki, menggunakan, mengekalkan dan memindahkan Data, dalam bentuk elektronik atau lain-lain, untuk tujuan semata-mata untuk melaksanakan, mentadbir dan mengurus penyertaannya dalam Pelan. Peserta memahami bahawa Data akan disimpan hanya selagi perlu untuk melaksanakan, mentadbir dan mengurus penyertaan Peserta dalam Pelan. Peserta faham jika dia menetap di luar AS, dia boleh, pada bila-bila masa, melihat Data, meminta maklumat tentang penyimpanan dan pemprosesan Data, memerlukan sebarang pindaan yang diperlukan kepada Data atau menolak atau menarik balik kebenaran di sini, dalam apa jua keadaan tanpa kos, dengan menghubungi wakil sumber manusia tempatannya. Selanjutnya, Peserta memahami bahawa dia memberikan persetujuan di sini atas dasar sukarela semata-mata. Jika Peserta tidak bersetuju, atau jika Peserta kemudiannya berusaha untuk membatalkan persetujuannya, status pekerjaan atau perkhidmatannya dengan Majikan tidak akan terjejas; satu-satunya akibat daripada menolak atau menarik balik persetujuan Peserta ialah Syarikat tidak akan dapat memberikan RSU atau anugerah ekuiti lain kepada Peserta atau mentadbir atau mengekalkan anugerah tersebut. Oleh itu, Peserta memahami bahawa menolak atau menarik balik persetujuannya boleh menjejaskan keupayaan Peserta untuk menyertai Pelan. Untuk mendapatkan maklumat lanjut tentang akibat keengganan Peserta untuk bersetuju atau menarik balik kebenaran, Peserta memahami bahawa dia boleh menghubungi wakil sumber manusia tempatannya.
Akhir sekali, atas permintaan Syarikat, Majikan, atau Peserta PEO bersetuju untuk menyediakan borang kebenaran privasi data yang telah dilaksanakan (atau mana-mana perjanjian atau persetujuan lain) yang Syarikat, Majikan atau PEO mungkin anggap perlu dapatkan daripada Peserta bagi tujuan mentadbir penyertaan Peserta dalam Pelan dengan mematuhi undang-undang privasi data di negara Peserta, sama ada sekarang atau pada masa hadapan. Peserta memahami dan bersetuju bahawa Peserta tidak akan dapat mengambil bahagian dalam Pelan jika Peserta gagal memberikan sebarang persetujuan atau perjanjian yang diminta oleh Syarikat, Majikan dan/atau PEO.
Mexico
No country-specific provisions.
The Netherlands

No country-specific provisions.

Poland
Notifications
Exchange Controls. If Participant holds foreign securities (including Shares) and maintain accounts abroad, then it is Participant’s responsibility to report information to the National Bank of Poland on transactions and balances of the securities and cash deposited in such accounts if the value of such securities and cash (when combined with all other assets held abroad) exceeds PLN 7 million. If required, the reports are due on a quarterly basis on special forms available on the website of the National Bank of Poland.
Further, any transfer or settlement of funds in excess of a specified threshold (currently €15,000) must be effected through an authorized bank, authorized payment institution or authorized e-money institution.
Qatar
No country-specific provisions.
Singapore
Terms and Conditions
Securities Law Notice. The award of the RSUs is being made in reliance of sections 273(1)(f) and 272A(1) of the Securities and Futures Act (Cap. 289) (“SFA”) for which it is exempt from the prospectus and registration requirements under the SFA .
Participant understands that the Shares have not been registered with the SFA. Unless Participant sells any Shares he or she acquires pursuant to the Plan via a public exchange outside of Singapore (e.g., NASDAQ, NYSE), Participant shall not, within six (6) months of Participant’s acquisition of any Shares, sell, transfer, gift, hypothecate, or otherwise transfer such Shares within Singapore except as expressly approved by the Company in writing. The Company believes that a typical sale through a U.S. brokerage firm would not require the Company's consent under these rules.
Director Notification Obligation. If Participant is a director, shadow director, or hold any similar position1 of a Singapore-incorporated company (each a “Singapore company”) (e.g., the Company, any Singapore Affiliate, or any Singapore Subsidiary), Participant is subject to certain notification requirements under section 164 of the Singapore Companies Act to enable the Singapore company to comply with its obligations to maintain a register of director’s shareholdings (“Register”). Among these requirements is an obligation to notify the Singapore company in writing of:
(a)shares in, debentures of, or participatory interests made available by, the Singapore company or its related corporation which are held by Participant;
(b)any interest that Participant has in shares in, debentures of, or participatory interests made available by, the Singapore company or its related corporation, and the nature and extent of that interest under Section 7 of the Singapore Companies Act (which provides for the circumstances under which a deemed interest in shares may arise);
(c)rights or options that Participant has in respect of the acquisition or disposal of shares in the Singapore company or its related corporation; and
1 Under section 4(1) of the Singapore Companies Act, the term “director” includes any person occupying the position of director of a corporation by whatever name called.

(d)contracts to which Participant is a party or under which he or she is entitled to a benefit, being contracts under which a person has a right to call for or to make delivery of shares in the Singapore company or its related corporation.
Participant must notify the Singapore company in writing when there is any change in the particulars of Participant’s interests as mentioned above (including when Participant sells Common Stock issued from the Plan).
Participant is deemed to hold or have an interest or a right in or over any shares or debentures, if:
(a)Participant’s spouse (not being himself or herself a director or chief executive officer) holds or has an interest or a right in or over such shares or debentures; or
(b)Participant’s child of less than 18 years of age, including stepson, stepdaughter, adopted son or adopted daughter (not being himself or herself a director or chief executive officer) holds or has an interest in such shares or debentures.
In addition, any contract, assignment or right of subscription shall be deemed to have been entered into or exercised or made by, or a grant shall be deemed as having been made to, Participant if any contract, assignment or right of subscription is entered into, exercised or made by, or a grant is made to, members of Participant’s family as aforesaid (not being himself or herself a director or chief executive officer).
Particulars of Participant’s interests as mentioned above must be given within two (2) business days after (i) the date on which Participant became a director of the Singapore company, or (ii) the date on which Participant became a registered holder of or acquired an interest as mentioned above, whichever last occurs. Particulars of any change in Participant’s interests also must be given within two (2) business days of the change.
Slovakia
No country-specific provisions.
Slovenia
No country-specific provisions.
South Korea
Notifications
Exchange Controls. If Participant receives foreign funds through wire transfers the funds must be processed through a foreign exchange bank, and at the time that the funds are sent/received, Participant may need to explain the transaction to the bank and submit any requested paperwork.
South Africa
Notifications
Exchange Controls. Participant understands that under current South African exchange control policy that he or she may invest a maximum of ZAR 1 million per year in offshore investments, including in Shares acquired under the Plan. The first ZAR 1 million annual discretionary allowance requires no prior authorization. The next ZAR 1 million requires tax clearance. Participant understands that it is Participant’s responsibility to ensure that he or she does not exceed this limit and obtain the necessary tax clearance for remittances exceeding ZAR 1 million.
Spain
Notifications

Foreign Assets Reporting. Participant may be subject to certain tax reporting requirements with respect to assets, rights, or foreign currency that Participant holds outside of Spain, including bank accounts, securities and real estate if the aggregate value for particular category of assets exceeds €50,000 as of December 31 each year. Vested RSUs are subject to this reporting requirement.
If applicable, Participant must report his or her foreign assets on Form 720 by no later than March 31 following the end of the relevant year. After the rights and/or assets are initially reported, the reporting obligation will only apply if the value of previously-reported rights or assets increases by more than €20,000 as of each subsequent December 31; additional reporting requirements may apply if Participant’s assets or asset increases exceed these amounts.
In addition, Participant must notify the Registry of Investments at the Spanish Ministry of Industry, Commerce and Tourism of investments in securities of companies not listed in Spain, which are deposited in a non-resident account. Participant must file form D-6 by January 31 each year stating the value of their investments in non-Spanish listed shares as of December 31 of the previous calendar year.
Share Reporting Requirement. The acquisition of shares of stock must be declared for statistical purposes to the Direccion General de Comercio e Inversiones, the Bureau for Commerce and Investments, which is a department of the Ministry of Economy and Competitiveness. Generally, the declaration must be filed in January for shares owned as of December 31 of each year; however, if the value of the shares acquired or the amount of the sale proceeds exceeds a designated amount the declaration must be filed within one month of the acquisition or sale, as applicable.
Foreign Currency Payments. When receiving foreign currency payments exceeding €50,000 derived from the ownership of shares (i.e., dividends or proceeds from the sale of the shares), Participant must inform the financial institution receiving the payment of the basis upon which such payment is made. Participant will need to provide the following information: (i) Participant’s name, address, and fiscal identification number; (ii) the name and corporate domicile of the Company; (iii) the amount of the payment and the currency used; (iv) the country of origin; (v) the reasons for the payment; and (vi) further information that may be required.
Switzerland
Notifications
Securities Law Notice. The grant of RSUs is considered a private offering in Switzerland and is therefore not subject to securities registration in Switzerland. Neither this document nor any other materials relating to the RSUs (i) constitute a prospectus as such term is understood pursuant to the Swiss Code of Obligations, (ii) may be publicly distributed nor otherwise made publicly available in Switzerland, or (iii) has been or will be filed with, approved or supervised by any Swiss regulatory authority (in particular, the Swiss Financial Supervisory authority).
Taiwan
Notifications
Exchange Controls. Participant acknowledges and agrees that he or she may be required to do certain acts and/or execute certain documents in connection with the grant of the RSUs the vesting of the RSUs and the disposition of the resulting Shares, including but not limited to obtaining foreign exchange approval for remittance of funds and other governmental approvals within the Republic of China. Participant shall pay his or her own costs and expenses with respect to any event concerning a holder of the RSUs, or Shares received upon the vesting thereof.
If Participant is a Taiwan resident (those who are over 20 years of age and holding a Republic of China citizen’s ID Card, Taiwan Resident Certificate or an Alien Resident Certificate that is valid for a period no less than one year), Participant may acquire and remit foreign currency (including proceeds from the sale of Shares) into and out of Taiwan up to USD 5 million per year. If the transaction amount is TWD 500,000 or more in a single transaction, Participant must submit a foreign exchange transaction form and also provide supporting documentation to the satisfaction of the remitting bank.

If the transaction amount is USD 500,000 or more, Participant may be required to provide additional supporting documentation (including the contracts for such transaction, approval letter, etc.) to the satisfaction of the remitting bank.
Thailand
Notifications
Exchange Controls.  When Participant sells Shares received following vesting of RSUs, Participant must immediately repatriate all cash proceeds to Thailand. Thereafter, Participant must convert such proceeds to Thai Baht or deposit them into a foreign currency account within 360 days of repatriation.  If the amount of the proceeds is USD 50,000 (or its equivalent) or more, Participant must specifically report the inward remittance to a commercial bank being an authorized agent or other authorized agent of the Bank of Thailand on a foreign exchange transaction form to declare the purpose of such inward remittance. Failing to comply with these obligations, Participant may be subject to penalties assessed by the Bank of Thailand.
Turkey
Notifications
Securities Law Notice. Participant acknowledges and agrees that the offer of this award of RSUs has been made by the Company to Participant personally in connection with his or her existing relationship with the Company or one or more of its affiliates, and further, that the RSUs, any Shares issued upon vesting of the RSUs, and the related offer thereof are not subject to regulation by any securities regulator in Turkey.
United Arab Emirates
Notifications
Securities Law Notice. Participation in the Plan is being offered only to eligible individuals and is in the nature of providing equity incentives to individuals in the United Arab Emirates. The Plan and the Agreement are intended for distribution only to eligible individuals and must not be delivered to, or relied on by, any other person. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If Participant does not understand the contents of the Plan or the Agreement, Participant should consult an authorized financial adviser. The Emirates Securities and Commodities Authority has no responsibility for reviewing or verifying any documents in connection with the Plan. Neither the Ministry of Economy nor the Dubai Department of Economic Development have approved the Plan or the Agreement nor taken steps to verify the information set out therein and have no responsibility for such documents.

United Kingdom
Terms and Conditions
Tax Obligations. The following provision supplements Section 6 of the Agreement: Tax-Related Items shall include Primary and to the extent legally possible secondary class 1 National Insurance Contributions. I agree that the Company or the Employer may calculate the Tax-Related Items to be withheld and accounted for by reference to the maximum applicable rates, without prejudice to any right I may have to recover any overpayment from relevant U.K. tax authorities. Participant understands and agrees that if payment or withholding of any income tax liability arising in connection with Participant’s participation in the Plan is not made by Participant to Participant’s Employer within 90 days of the event giving rise to such income tax liability or such other period specified in Section 222(1)I of the U.K. Income Tax (Earnings and Pensions) Act 2003 (the “Due Date”), that the amount of any uncollected income tax will constitute a loan owed by Participant to Participant’s Employer, effective on the Due

Date. Participant understands and agrees that the loan will bear interest at the then-current official rate of His Majesty’s Revenue and Customs, it will be immediately due and repayable by Participant, and the Company and/or the Employer may recover it at any time thereafter by any of the means referred to in the Plan and/or the Agreement.
Notwithstanding the foregoing, Participant understands and agrees that if Participant is a director or an executive officer of the Company (within the meaning of such terms for purposes of Section 13(k) of the U.S. Securities and Exchange Act of 1934, as amended), Participant will not be eligible for such a loan to cover the income tax liability. Participant further understands that, in the event that he or she is such a director or executive officer and the income tax is not collected from or paid by Participant by the Due Date, the amount of any uncollected income tax will constitute an additional benefit to Participant on which additional income tax and National Insurance Contributions will be payable. Participant understands and agree that he or she is responsible for reporting and paying any income tax due on this additional benefit directly to His Majesty’s Revenue and Customs under the self-assessment regime and for reimbursing the Company or the Employer (as appropriate) for the value of any primary and (to the extent legally possible) secondary class 1 National Insurance Contributions due on this additional benefit which the Company or the Employer may recover from Participant by any of the means referred to in the Plan and/or the Agreement.
At the discretion of the Company, the RSUs cannot be settled until Participant has entered into an election with the Company (or the Employer) (as appropriate) in a form approved by the Company and His Majesty’s Revenue & Customs (a “Joint Election”) under which any liability of the Company and/or the Employer for Employer’s national insurance contributions arising in respect of the granting, vesting, settlement of or other dealing in the RSUs, or the acquisition of Shares on the settlement of the RSUs, is transferred to and met by Participant.

ANNEX I
ADDITIONAL PROVISIONS FOR EMPLOYEES IN DENMARK

ERKLÆRING OM TILDELING AF BETINGEDE AKTIEENHEDER, HERUNDER ERKLÆRING I HENHOLD TIL AKTIEOPTIONSLOVEN	STATEMENT CONCERNING GRANTING OF RESTRICTED STOCK UNITS, INCLUDING STATEMENT PURSUANT TO THE DANISH STOCK OPTION ACT

SentinelOne, Inc. ("Selskabet")	SentinelOne, Inc. (the "Company")

Og Medarbejderen, der elektronisk har givet samtykke til vilkårene og betingelserne i Restricted Stock Unit Award Agreement. ("Medarbejderen")	And The individual providing services to the Company electronically consenting to the terms and conditions of the Restricted Stock Unit Award Agreement. (the "Service Provider")

1.Og SentinelOne, Inc. 605 Fairchild Dr. Mountain View, California 94043, US ("Moderselskabet")	And SentinelOne, Inc. 605 Fairchild Dr. Mountain View, California 94043, US (the "Parent Company")

har indgået Restricted Stock Unit Award Agreement og alle bilag og tillæg hertil ("Tildelingsaftalen") i relation til de Restricted Stock Units ("RSU’er"), som Moderselskabet har tildelt Medarbejderen.

Denne erklæring ("Erklæringen”) udgør en erklæring til Medarbejderen i henhold til § 3, stk. 1 i lov om brug af køberet eller tegningsret til aktier m.v. i ansættelsesforhold ("Aktieoptionsloven").

have entered into the Restricted Stock Unit Award Agreement, including all exhibits and appendices thereto (the "Agreement") concerning the Restricted Stock Units (the "RSUs") granted by the Parent Company to the Service Provider.

This statement (the “Statement”) constitutes a statement to the Service Provider pursuant to section 3 (1) of the Danish Act on the exercise of stock acquisition rights or stock subscription rights in employment relationships, etc. (the "Stock Option Act").

I tilfælde af uoverensstemmelser mellem Erklæringen og Tildelingsaftalen og/eller Medarbejderens ansættelsesaftale med Selskabet har Tildelingsaftalen forrang.	In the event of any discrepancies between the Statement and the Agreement and/or Service Provider's contract of employment with the Company, the Agreement shall prevail.

Moderselskabet har vedtaget et Restricted Stock Unit program, der omfatter medarbejdere i Moderselskabet og dettes datterselskaber, herunder Selskabets medarbejdere. Vilkårene for Restricted Stock Unit-programmet, der også omfatter de Restricted Stock Units, der tildeles i medfør af Tildelingsaftalen, er fastsat i "SentinelOne, Inc. 2021 Equity Incentive Plan" (benævnt "Aktieincitamentsprogrammet").

The Parent Company has adopted a Restricted Stock Unit program covering the Service Providers of the Parent Company and its subsidiaries, including the employees of the Company. The terms of the Restricted Stock Unit program, which also include the Restricted Stock Units granted under the Agreement, appear from the "SentinelOne, Inc. 2021 Equity Incentive Plan" (the "Equity Incentive Program").

Vilkårene i Aktieincitamentsprogrammet finder anvendelse på Medarbejderens Restricted Stock Units, medmindre Tildelingsaftalen fastsætter vilkår, der fraviger vilkårene i Aktieincitamentsprogrammet. I sådanne tilfælde har Tildelingsaftalen vilkår forrang.

The terms of the Equity Incentive Program apply to the Service Provider's Restricted Stock Units, unless the Agreement stipulates terms that deviate from the terms of the Equity Incentive Program. In such situations, the terms of the Agreement shall prevail.

Definitioner anvendt i Tildelingsaftalen skal have samme betydning som i Aktieincitamentsprogrammet, medmindre andet følger af Tildelingsaftalen.	The definitions of the Agreement shall have the same meaning as the definitions of the Equity Incentive Program, unless otherwise provided by Agreement.
1.RESTRICTED STOCK UNITS OG VEDERLAG	1.RESTRICTED STOCK UNITS AND CONSIDERATION
1.1Medarbejderen tildeles løbende Restricted Stock Units, der giver Medarbejderen ret til aktier ("Aktier") i Moderselskabet og/eller kontantbetaling. De pågældende Restricted Stock Units tildeles vederlagsfrit.

1.1The Service Provider is granted Restricted Stock Units on a current basis entitling the Service Provider to shares ("Shares") in the Parent Company and/or cash payment. The Restricted Stock Units are granted free of charge.

1.1Værdien pr. aktie, som Restricted Stock Units’erne repræsenterer vil blive som nærmere fastsat i Tildelingsaftalen.	1.2The value per share that the Restricted Stock Units represent shall be as specified in the Agreement.
2. ØVRIGE VILKÅR OG BETINGELSER	1.OTHER TERMS AND CONDITIONS
2.1 Restricted Stock Units’erne tildeles i overensstemmelse med Aktieincitamentsprogrammet.	1.1The Restricted Stock Units are granted under the Equity Incentive Program.
2.2 Restricted Stock Units’erne tildeles efter Administrator af Ordningens skøn og når Administrator af Ordningen måtte beslutte det.	1.1The Restricted Stock Units are granted at the discretion of the Plan Administrator and at the timing of its discretion.

2.3 Restricted Stock Units’erne optjenes i overensstemmelse med Tildelingsaftalen.	1.1The Restricted Stock Units shall vest as set forth in the Agreement.
2.4 Optjeningen af Restricted Stock Units er betinget af, at Medarbejderen er ansat i Selskabet i optjeningsperioden, og der hverken tildeles eller optjenes Restricted Stock Units efter ansættelsesforholdets ophør, uanset årsag hertil, jf. dog nedenfor. Optjeningen af Restricted Stock Units påvirkes ikke af lovreguleret orlov.

1.1The earning of Restricted Stock Units is conditional on the Service Provider being employed with the Company for the duration of the vesting period and no Restricted Stock Units are granted or earned after the termination of the employment, regardless of the reason for such termination, cf. however below. The earning of Restricted Stock Units is not influenced by statutory leave.

3. OPTJENING AF RESTRICTED STOCK UNITS	1.EARNING OF RESTRICTED STOCK UNITS
3.1 Efter optjeningsperioden vil Restricted Stock Units vaere optjent forudsat, at de ikke er bortfaldet efter vilkårene i Tildelingsaftalen og indtil det tidspunkt, hvor sådanne Restricted Stock Units ophører, bortfalder og/eller fortabes i overensstemmelse med vilkårene i Tildelingsaftalen.

1.1Restricted Stock Units will be earned on the vesting date as long as they remain validly outstanding pursuant to the Agreement, until the date such Restricted Stock Units are terminated cancelled and/or forfeited pursuant to the terms of the Agreement.

3.2 I tilfælde af ansættelsesforholdets ophør og uanset årsagen hertil, vil ikke-vestede Restricted Stock Units automatisk fortabes, ophøre og bortfalde per tidspunktet for ansættelsesforholdets ophør uden kompensation eller rettigheder i tilknytning hertil.

1.1Upon termination of employment for any or no reason, any then-unvested Restricted Stock Units will be automatically forfeited, terminated and cancelled as of the applicable termination date without payment of any consideration or further rights hereunder.

4. REGULERING AF RESTRICTED STOCK UNITS	1.ADJUSTMENT OF THE RESTRICTED STOCK UNITS
Regulering ved kapitalændringer	Adjustment in connection with capital changes

4. 1 Såfremt der sker en ændring i antallet af udestående Aktier som følge af ændring i Moderselskabets kapitalstruktur uden vederlag såsom aktieudbytte, rekapitalisering, aktiesplit, omvendt aktiesplit, rekonstruktion, fusion, konsolidering, opdeling, kombination, genkøb eller ombytning af Selskabets Aktier eller øvrige værdipapirer eller andre ændringer i Moderselskabets selskabsstruktur, der kan påvirke Aktien, kan der gennemføres justeringer, der kan påvirke Aktieincitamentsprogrammet, herunder en justering af antallet af samt klassen af Aktier, der kan opnås i henhold til Programmet, af Købsprisen pr. aktie og af det antal Aktier for hver option i henhold til Programmet, der endnu ikke er udnyttet, og de talmæssige begrænsninger i Aktieincitamentsprogrammet.

1.1If the number of outstanding Shares is changed by a modification in the capital structure of the Parent Company without consideration such as a stock dividend, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, combination, repurchase or exchange of Shares or other securities of the Parent Company or other change in the corporate structure of the Parent Company affecting the Shares, adjustments may be made that may impact the Equity Incentive Program and the Restricted Stock Units including adjusting the number and class of Shares that may be delivered under the Equity Incentive Program and the numerical limits of the Equity Incentive Program.

Andre ændringer	Other changes
4.2    I tilfælde af forslag om opløsning eller likvidation af Selskabet, og i tilfælde af fusion eller ændring i kontrollen med Selskabet eller Moderselskabet, kan der ske andre reguleringer i Aktieincitamentsprogrammet og Restricted Stock Units.

1.1In the event of a proposed dissolution or liquidation of the Parent Company and in the event of a merger or a change in control of the Parent Company, other adjustments may be made to the Equity Incentive Program and the Restricted Stock Units.

Administrator af Ordningens regulering af Optioner	Plan Administrator's regulation of Options
4.3 Administrator af Ordningens adgang til at regulere Restricted Stock Units i de i § 4 omhandlede situationer er reguleret af vilkårene i Aktieincitamentsprogrammet. Med hensyn til Administrator af Ordningens generelle adgang til at ændre eller opsige Aktieincitamentsprogrammet, henvises der til artikel fire, punkt V og punkt 3.8 i Aktieincitamentsprogrammet.

1.1The Plan Administrator’s access to regulation of the Restricted Stock Units in the situations comprised by this section 4 shall be regulated by the terms and conditions of the Equity Incentive Program. As regards the Plan Administrator’s, general access to amend or terminate the Equity Incentive Program reference is made to the Equity Incentive Program Article Four, Section 11.

5. ØKONOMISKE ASPEKTER VED DELTAGELSE I ORDNINGEN	1.THE FINANCIAL ASPECTS OF PARTICIPATING IN THE SCHEME
5.1 Restricted Stock Units’erne er risikobetonede værdipapirer, der er afhængige af aktiemarkedet og Moderselskabets resultater. Som følge heraf er der ingen garanti for, at Restricted Stock Units’erne udløser en fortjeneste. Restricted Stock Units’erne skal ikke medregnes ved opgørelsen af feriepenge, fratrædelsesgodtgørelse, godtgørelse eller kompensation fastsat ved lov, pension og lignende.

1.1The Restricted Stock Units are risky securities the potential value of which is influenced by the market for Shares and the Parent Company's results. Consequently, there is no guarantee that the vesting of the Restricted Stock Units will trigger a profit. The Restricted Stock Units are not to be included in the calculation of holiday allowance, severance pay, statutory allowance and compensation, pension and similar payments.

6. SKATTEMÆSSIGE FORHOLD	1.TAX MATTERS

6.1 De skattemæssige konsekvenser for Medarbejderen som følge af tildelingen af Restricted Stock Units og den efterfølgende udnyttelse heraf er i sidste ende Medarbejderens ansvar. Selskabet opfordrer Medarbejderen til selvstændigt at indhente rådgivning om den skattemæssige behandling af tildeling og udnyttelse af Restricted Stock Units.

1.1Any tax consequences for the Service Provider arising out of the Restricted Stock Units and the exercise thereof are ultimately the responsibility of the Service Provider. The Company encourages the Service Provider to obtain individual tax advice in relation to the effect of grant and vesting of the Restricted Stock Units.

7. OVERDRAGELSE OG PANTSÆTNING AF OPTIONER MV.	1.TRANSFER AND PLEDGING OF OPTIONS, ETC.
7.1 Restricted Stock Units er personlige. Ingen rettigheder om betaling for Restricted Stock Units eller tildeling af Aktier i henhold til Aktieincitamentsprogrammet kan overdrages, overføres, pantsættes eller på anden vis disponeres over af Medarbejderen, frivilligt eller ved udlæg.

1.1The Restricted Stock Units are personal instruments. No rights with regard to settlement of Restricted Stock Units or to receive Shares under the Equity Incentive Program may assigned, transferred, pledged or otherwise disposed of in any way by the Service Provider whether voluntarily or by execution.